EXHIBIT 5.1


AKERMAN, SENTERFITT & EIDSON, P.A.
One Southeast Third Avenue
28th Floor
Miami, Florida  33131


April 18, 2001

TCPI, Inc.
3341 S.W. 15th Street
Pompano Beach, Florida  33069


         Re:  Registration statement on Form S-2 (File No. 333-      )

Gentlemen:

         You have requested our opinion in connection with the above-referenced registration statement, (the "Registration Statement") relating to the sale by certain persons named therein (the "Selling Shareholders") of up to Five Million Seven Hundred and Sixty-Eight Thousand, Four Hundred and Seventy-Eight (5,768,478) shares (the "Shares") of the Company's common stock, $.001 par value per share, including shares which have been reserved for issuance upon the conversion of certain convertible debentures.

         We have reviewed copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

         Based upon and subject to the foregoing, it is our opinion that the Shares are, or when issued against payment therefore in accordance with the terms of the applicable convertible debenture will be, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            AKERMAN, SENTERFITT & EIDSON, P.A.


                                            /s/  Akerman, Senterfitt & Eidson